Contact:      Jill Schmidt                                Kleyton Parkhurst, SVP
              S&S Public Relations                                    ePlus inc.
              jills@sspr.com                                kparkhurst@eplus.com
              847-955-0700 ext. 227                                 703-709-1924



         ePlus Increases Floor-Planning and Accounts Receivable Facility

HERNDON, VA - July 1, 2004 -- ePlus inc. (Nasdaq NM: PLUS - news) announced today that its wholly owned subsidiary, ePlus Technology, inc., has increased its current floor-planning agreement with GE Commercial Distribution Finance Corporation ("GECDF") to a maximum overall total of $50 million from the prior $33 million. The financing facility, originally entered in September 2000, includes a maximum receivable accounts facility sub-limit of up to $15 million, and is guaranteed up to $10.5 million by ePlus inc.

The revised facility will support, in part, the expected increase in ePlus' IT sourcing business resulting from its recent acquisition of Manchester Technologies' IT sales and services business on May 28, 2004. This facility is separate from and exclusive of the company's $45 million equipment finance facility which has National City Bank as its agent.

Steven J. Mencarini, Senior Vice President and CFO ePlus inc., stated "We are pleased by GECDF's continued commitment to the expanded financing needs of our IT Sourcing business. This increase in facility limits will enhance our ability to support our growing customer base. Combined with our equipment finance facility lenders, National City Bank, BB&T, and Bank of America, ePlus continues to benefit from its long-term, solid relationships with top-flight financing institutions."

About ePlus inc.

A leading provider of Enterprise Cost Management, ePlus provides a comprehensive solution to reduce the costs of purchasing, owning, and financing goods and services. ePlus Enterprise Cost Management (eECM) packages business process outsourcing, eProcurement, asset management, product and catalog content management, supplier enablement, strategic sourcing, financial services and document access and collaboration into a single integrated solution, all based on ePlus' leading business application software. The company is headquartered in Herndon, VA, and has more than 30 locations in the U.S and Canada. For more information, visit www.eplus.com, call 888-482-1122 or email info@eplus.com.

ePlus is a registered of ePlus inc. in the U.S. and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the existence of demand for, and acceptance of, our services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.